EX-99.i

780 North Water Street Milwaukee, WI 53202-3590 TEL 414-273-3500 FAX 414-273-5198 www.gklaw.com Godfrey & Kahn, S.C. Milwaukee Appleton Green Bay Waukesha LaFollette Godfrey & Kahn Madison

September 30, 2005

Trust for Professional Managers
615 East Michigan Street, 2nd Floor
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

We have acted as your counsel in connection with the preparation of Post-Effective Amendment No. 14 to the Registration Statement on Form N-1A (Registration Nos. 333-62298; 811-10401) (the “Registration Statement”) relating to the sale by you of an indefinite number of shares (the “Shares”) of beneficial interest, $.001 par value, of the Akros Absolute Return Fund (the “Fund”), a series of Trust for Professional Managers (the “Trust”), in the manner set forth in the Registration Statement (and the Prospectus of the Fund included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Fund included therein), (b) the Trust’s Declaration of Trust and Bylaws, as amended, (c) certain resolutions of the Trust’s Board of Trustees and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based upon the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.

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